UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 29, 2008
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, NM  87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                      Unregistered Sales of Equity Securities.

On January 29, 2008, EMCORE Corporation (the “Company”), in privately negotiated transactions, entered into separate agreements with holders of approximately 97.5%, or approximately $83.3 million aggregate principal amount, of its outstanding 5.50% convertible senior subordinated notes due 2011 (the “Notes”) pursuant to which this small number of holders converted their Notes into the Company’s common stock.  Upon completion of the conversion of the Notes, the Company will have issued 11,884,937 shares of its common stock, based on a conversion price of $7.01, in accordance with the terms of the Notes.  The issuance of the Company’s common stock upon conversion of the Notes is made in reliance on the exemption from the registration requirements provided under Section 3(a)(9) of the Securities Act of 1933.   To incentivize the holders to convert their Notes, the Company made cash payments to such holders equal to 4% of the principal amount of the Notes converted, or $3.3 million, plus accrued interest of approximately $1.0 million on the Notes converted.

In addition, on January 29, 2008, the Company called for redemption all of its outstanding Notes.  The redemption date is February 20, 2008 (the “Redemption Date”), and the redemption price, which will be paid in cash, is 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to, but not including, the Redemption Date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: February 4, 2008	By: /s/ Adam Gushard Name: Adam Gushard Title: Interim Chief Financial Officer